Exhibit 99.1
FOR IMMEDIATE RELEASE

ICONIX BRAND GROUP REPORTS RECORD REVENUE AND EARNINGS FOR THE FIRST QUARTER 2010

•	Q1 total revenue of $71.7 million, a 42% increase over the prior year quarter
•	Q1 non-GAAP Iconix net income of $27.0 million, a 53% increase over the prior year
•	Q1 Iconix EBITDA of $49.4 million and Q1 free cash flow of $40.1 million
•	Q1 diluted non-GAAP Iconix EPS of $0.36 compared to $0.29 in the prior year quarter
•	Increasing guidance for strong Q1 and Peanuts acquisition

NEW YORK, New York—April 27, 2010 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the first quarter ended March 31, 2010.

Q1 2010 results for Iconix Brand Group, Inc:

Total revenue for the first quarter of 2010 was approximately $71.7 million, a 42% increase as compared to approximately $50.5 million in the first quarter of 2009. EBITDA attributable to Iconix for the first quarter was approximately $49.4 million, a 36% increase as compared to approximately $36.3 million in the prior year quarter. Free cash flow for the quarter was $40.1 million a 34% increase as compared to approximately $29.8 million in the prior year quarter. On a non-GAAP basis, which excludes non-cash interest related to the Company’s convertible debt, net income attributable to Iconix increased 53% to approximately $27.0 million, as compared to $17.6 million in the prior year quarter and diluted earnings per share for the first quarter of 2010 was $0.36 versus $0.29 in the prior year quarter. On a GAAP basis, net income attributable to Iconix increased 58% to approximately $24.8 million, as compared to approximately $15.6 million in the prior year quarter and diluted earnings per share for the first quarter of 2010 was $0.33 versus $0.26 in the prior year quarter. EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “We are pleased to report another record quarter for our Company as we continue to deliver strong organic growth and profitability for our existing portfolio of brands. We are having continued success with our direct-to-retail strategy, where almost across the board we saw double digit sales increases. Over the past five years we have built a strong brand management platform with a powerful portfolio of 24 brands across fashion and home. Today, we are excited to announce our acquisition of the Peanuts brand which further diversifies our Company into new categories, channels, and territories and provides a large global platform from which we hope to leverage our existing and future brands.”

2010 Guidance for Iconix Brand Group, Inc:

The Company is increasing its full year 2010 revenue guidance to a range of $305-$315 million from $260-$270 million. This assumes an organic growth rate of approximately 7% and includes approximately $35-40 million related to the Peanuts acquisition. The Company is also raising its 2010 non-GAAP diluted EPS guidance to a range of $1.35-$1.40 from $1.25-$1.30 and raising its GAAP diluted EPS guidance to a range of $1.23-1.28 from $1.13-$1.18. The Company now estimates that free cash flow for 2010 will be in a range of $150- $155 million. This guidance relates to the existing portfolio of brands and also includes contributions related to our acquisition of the Peanuts brand which we expect to close in the next 30 to 60 days, and assumes no additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R) and WAVERLY (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R), ECKO (R), MARC ECKO (R), ZOO YORK (R) and MATERIAL GIRL™ brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
 # # #

Contact Information:
    Jaime Sheinheit
    Investor Relations
    Iconix Brand Group
    212.730.0030

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)
	Three Months Ended March 31,
	2010	2009

Licensing and other revenue	$71,704	$50,501

Selling, general and administrative expenses	22,318	16,270
Expenses related to specific litigation	6	54

Operating income	49,380	34,177

Interest expense and other, net	9,975	9,835

Equity (gain) loss on joint venture, net	(1,113)	(37)

Other expenses – net	8,862	9,798

Income before income taxes	40,518	24,379

Provision for income taxes	14,064	8,730

Net income	$26,454	$15,649

Net income attributable to non-controlling interest, net of tax	1,680	-

Net income attributable to Iconix Brand Group, Inc.	$24,774	$15,649

Earnings per share:
Basic	$0.35	$0.27

Diluted	$0.33	$0.26

Weighted average number of common shares outstanding:
Basic	71,537	58,044

Diluted	74,426	60,892

Selected Balance Sheet Items:	(Unaudited)
(in thousands)	3/31/2010	12/31/2009

Total Assets	$1,812,915	$1,802,613
Total Liabilities	$808,842	$832,841
Total Stockholders' Equity	$1,004,073	$969,772

The following three tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP relating to the adoption of ASC Topic 470 as it relates  to accounting for convertible debt, which became effective retroactively for the fiscal years beginning after December 15, 2008.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)
	Three months ended
Net income reconciliation	March 31, 2010	March 31, 2009
Non-GAAP Net Income (1)	$26,959	$17,588

GAAP Net income	24,774	15,649

Add: Non-cash interest related to ASC Topic 470	3,347	3,017
Deduct: Income taxes related to non-cash interest	1,162	1,078
Net	2,185	1,939

Non-GAAP Net Income	$26,959	$17,588

	(Unaudited) Three months ended
Diluted EPS reconciliation	March 31, 2010	March 31, 2009
Non-GAAP Diluted EPS (1)	$0.36	$0.29

GAAP Diluted EPS	$0.33	$0.26

Add: Non-cash interest related to ASC Topic 470, net of tax	$0.03	$0.03

Non-GAAP Diluted EPS	$0.36	$0.29

Forecasted Diluted EPS	Year Ending 12/31/10		Year Ended 12/31/09
	High	Low	Actual

Non-GAAP Diluted EPS (1)	$1.40	$1.35	$1.22

GAAP Diluted EPS	$1.28	$1.23	$1.10

Add: Non-cash interest related to ASC Topic 470, net of tax	$0.12	$0.12	$0.12
Non-GAAP Diluted EPS	$1.40	$1.35	$1.22

(1)
Non-GAAP Net Income and EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest, net of tax, relating to the adoption of ASC Topic 470.  The Company believes these are useful financial measures in evaluating its financial condition because it is representative of only actual cash interest paid on outstanding debt.

(in thousands)

	(Unaudited)
	Three months ended
	March 31, 2010	March 31, 2009
EBITDA (1)	$49,447	$36,337

Reconciliation of EBITDA:
Net Income	24,774	15,649

Add: Income taxes	13,159	8,730

Add: Net interest expense	9,245	9,835

Add: Depreciation and amortization of certain intangibles	2,269	2,123
EBITDA	$49,447	$36,337

(1) EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited) Three months ended
	March 31, 2010	March 31, 2009
Free Cash Flow (2)	$40,060	$29,846

Reconciliation of Free Cash Flow:
Net Income	24,774	15,649
Add: Non-cash income taxes, non-cash interest related ASC Topic 470, depreciation, amortization of certain intangible assets and finance fees, non-cash compensation expense, bad debt expense and net non cash equity earnings from certain joint ventures	15,310	14,208
Less: Capital expenditures	(24)	(11)
Free Cash Flow	$40,060	$29,846

(in thousands)	Year Ending Dec 31, 2010
	High	Low
Forecasted Free Cash Flow (2)	$155,000	$150,000

Reconciliation of Free Cash Flow:
Net Income	$95,000	$90,000
Add: Non-cash income taxes, non-cash interest related to ASC Topic 470, depreciation, amortization of certain intangible assets and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from certain joint ventures	63,000	63,000
Less: Capital expenditures	(3,000)	(3,000)

Forecasted Free Cash Flow	$155,000	$150,000

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net non cash equity earnings from joint ventures, non-cash income taxes, non-cash interest related to ASC Topic 470, and less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.